Exhibit 99.1

Fluor Corporation	Brian Mershon / Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 864-281-6976 tel

469.398.7000 main tel	Geoff Telfer / Jason Landkamer
Investor Relations
469.398.7070 / 469.398.7222 tel

News Release

FLUOR REPORTS SECOND QUARTER RESULTS

IRVING, TEXAS — August 3, 2017 — Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2017. The second quarter was a net loss attributable to Fluor of $24 million, or $0.17 per diluted share, compared to net earnings attributable to Fluor of $102 million, or $0.72 per diluted share a year ago. Results for the quarter include an after-tax charge of $124 million, or $0.89 per diluted share, for estimated cost increases on three gas-fired power projects. Consolidated segment profit for the quarter was $15 million, down from $230 million a year ago. Second quarter revenue was $4.7 billion compared to $4.9 billion in the prior year.

New awards for the quarter were $3.2 billion, including $1.1 billion in Government, $860 million in Energy, Chemicals & Mining, $672 million in Industrial, Infrastructure & Power and $554 million in Diversified Services. Consolidated ending backlog was $37.6 billion.

“The challenges we have experienced over the last two years on gas-fired power projects are inconsistent with the results we have historically achieved,” said David Seaton, Fluor chairman and chief executive officer. “With the recent leadership and organizational changes made in our power segment, a reassessment of the power market is underway to determine where the gas-fired power business offers adequate return opportunities consistent with our expectations and long term experience.”

Corporate G&A expense for the second quarter of 2017 was $47 million, compared to $53 million a year ago. Fluor’s cash and marketable securities balance at the end of the second quarter was $2.1 billion. During the quarter, the company generated $158 million in cash from operating activities, and paid out $29 million in dividends.

Outlook

As a result of the charge in Industrial, Infrastructure & Power, and, to a lesser extent the wind down of the V.C. Summer Nuclear Station project, the Company is revising its 2017 guidance for EPS to a range of $1.40 to $1.70 per diluted share, from the previous range of $2.25 to $2.75 per diluted share.

Business Segments

Fluor’s Energy, Chemicals & Mining segment reported segment profit of $127 million, compared to $126 million in the second quarter of 2016. Second quarter revenue of $2.3 billion declined from $2.5 billion a year ago primarily due to reduced activity on Gulf Coast chemicals projects. New awards for the segment totaled $860 million and ending backlog was $19.2 billion compared to $25 billion a year ago.

The Industrial, Infrastructure & Power segment reported a segment loss of $168 million, compared to a segment profit of $51 million in the second quarter of 2016. Results for the quarter include approximately $194 million in pre-tax project expenses related to forecast adjustments on three gas-fired power projects. Revenue for the segment was flat at $1 billion compared to a year ago. New awards in the second quarter were $672 million, including the Southern Gateway highway project in Texas. Ending backlog for the segment was $11.4 billion, compared to $12.7 billion a year ago, and reflects an adjustment for the V.C. Summer Nuclear Station project that is winding down.

The Government segment reported segment profit of $20 million, compared to $22 million a year ago. Revenue for the quarter was $744 million, compared to $658 million a year ago. Second quarter new awards of $1.1 billion include task orders for LOGCAP IV in Afghanistan and additional funding for the Strategic Petroleum Reserve and the Idaho Cleanup Project Core Contract. Ending backlog was $4.1 billion compared to $5.8 billion a year ago.

The Diversified Services segment reported segment profit of $36 million in the second quarter of 2017, compared to $31 million a year ago. Revenue for the quarter was $641 million compared to $712 million in the second quarter of 2016. New awards totaled $554 million for the quarter, and ending backlog was $2.9 billion compared to $3.7 billion a year ago.

Second Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, August  3, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com. A supplemental slide presentation will be available shortly before the call begins. The webcast and presentation will be archived for 30 days following the call.

Non-GAAP Financial Measure

This press release contains a discussion of consolidated segment profit that would be deemed a non-GAAP financial measure under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding: corporate general and administrative expense; interest expense; interest income; domestic and foreign income taxes; and other non-operating income and expense items. The company believes that consolidated segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. A reconciliation of this measure to earnings before taxes is included in the press release tables.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that designs, builds and maintains capital-efficient facilities for its clients on six continents. For more than a century, Fluor has served its clients by delivering innovative and integrated solutions across the globe. With headquarters in Irving, Texas, Fluor ranks 149 on the FORTUNE 500 list with revenue of $19 billion in 2016 and has more than 60,000 employees worldwide. For more information, please visit www.fluor.com or follow Fluor on social media at Twitter, LinkedIn and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” is “positioned” or other similar expressions). These forward-looking statements, including statements relating to future growth, backlog, earnings and the outlook for the Company’s business are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the Company’s Energy, Chemicals & Mining commodity-based segment; the Company’s failure to receive new contract awards; the Company’s failure to meet cost and schedule estimates; difficulties or delays incurred in the execution of contracts, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts; intense competition in the industries in which we operate; current economic conditions affecting our clients, partners, subcontractors and suppliers; foreign economic and political uncertainties; failure of our joint venture or other partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings or claims; client delays or defaults in making payments; failure to meet timely completion or performance standards; liabilities arising from faulty services; risks or uncertainties associated with events outside of our control, including weather conditions; the Company’s failure, or the failure of our agents or partners, to comply with laws; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; new or changing legal requirements; liabilities associated with the performance of nuclear services; foreign exchange risks; the inability to hire and retain qualified personnel; failure to maintain safe worksites and international security risks; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; and the Company’s ability to secure appropriate insurance. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 17, 2017. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7070. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED JUNE 30	2017	2016
Revenue	$4,716.1	$4,856.1
Cost and expenses:
Cost of revenue	4,684.1	4,607.9
Corporate general and administrative expense	47.3	52.6
Interest expense, net	8.6	14.2
Total cost and expenses	4,740.0	4,674.7
Earnings (loss) before taxes	(23.9)	181.4
Income tax expense (benefit)	(17.3)	61.4
Net earnings (loss)	(6.6)	120.0
Less: Net earnings attributable to noncontrolling interests	17.4	18.2
Net earnings (loss) attributable to Fluor Corporation	$(24.0)	$101.8

Basic earnings (loss) per share
Net earnings (loss)	$(0.17)	$0.73
Weighted average shares	139.8	139.2
Diluted earnings (loss) per share
Net earnings (loss)	$(0.17)	$0.72
Weighted average shares	139.8	140.8

New awards	$3,194.8	$6,431.8
Backlog	$37,570.5	$47,321.7
Work performed	$4,609.8	$4,757.7

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

SIX MONTHS ENDED JUNE 30	2017	2016
Revenue	$9,552.0	$9,280.0
Cost and expenses:
Cost of revenue	9,370.0	8,776.0
Corporate general and administrative expense	92.4	107.7
Interest expense, net	20.1	25.7
Total cost and expenses	9,482.5	8,909.4
Earnings before taxes	69.5	370.6
Income tax expense (benefit)	(1.2)	131.6
Net earnings	70.7	239.0
Less: Net earnings attributable to noncontrolling interests	34.1	32.9
Net earnings attributable to Fluor Corporation	$36.6	$206.1

Basic earnings per share
Net earnings	$0.26	$1.48
Weighted average shares	139.6	139.1
Diluted earnings per share
Net earnings	$0.26	$1.46
Weighted average shares	140.9	140.8

New awards	$5,508.1	$11,113.2
Backlog	$37,570.5	$47,321.7
Work performed	$9,343.3	$9,069.1

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW AND U.S. GAAP RECONCILIATION

($ in millions)

THREE MONTHS ENDED JUNE 30	2017		2016
Revenue
Energy, Chemicals & Mining	$2,304.0		$2,476.4
Industrial, Infrastructure & Power	1,026.5		1,010.0
Government	744.2		657.9
Diversified Services	641.4		711.8
Total revenue	$4,716.1		$4,856.1

Segment profit (loss) $ and margin % (2)
Energy, Chemicals & Mining	$126.6	5.5%	$125.5	5.1%
Industrial, Infrastructure & Power (1)	(168.0)	(16.4)%	51.4	5.1%
Government	19.7	2.7%	22.0	3.3%
Diversified Services	36.3	5.7%	31.1	4.4%
Total segment profit $and margin%	$14.6	0.3%	$230.0	4.7%

Corporate general and administrative expense	(47.3)		(52.6)
Interest expense, net	(8.6)		(14.2)
Earnings attributable to noncontrolling interests	17.4		18.2
Earnings (loss) before taxes	$(23.9)		$181.4

SIX MONTHS ENDED JUNE 30	2017		2016
Revenue
Energy, Chemicals & Mining	$4,606.2		$4,919.9
Industrial, Infrastructure & Power	2,225.8		1,843.3
Government	1,509.4		1,343.9
Diversified Services	1,210.6		1,172.9
Total revenue	$9,552.0		$9,280.0

Segment profit (loss) $ and margin % (2)
Energy, Chemicals & Mining	$214.9	4.7%	$307.5	6.3%
Industrial, Infrastructure & Power (1)	(174.7)	(7.8)%	63.3	3.4%
Government	48.7	3.2%	39.1	2.9%
Diversified Services	59.0	4.9%	61.2	5.2%
Total segment profit $and margin%	$147.9	1.5%	$471.1	5.1%

Corporate general and administrative expense	(92.4)		(107.7)
Interest expense, net	(20.1)		(25.7)
Earnings attributable to noncontrolling interests	34.1		32.9
Earnings before taxes	$69.5		$370.6

(1) Includes research and development expenses associated with NuScale totaling $17 million and $33 million for the three and six months ended June 30, 2017, respectively, and $22 million and $48 million for the three and six months ended June 30, 2016, respectively.

(2) Segment profit margin % is calculated as segment profit divided by segment revenue.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions)

	JUNE 30, 2017	DECEMBER 31, 2016
Cash and marketable securities, including noncurrent	$2,144.9	$2,105.0
Total current assets	5,613.8	5,610.3
Total assets	9,221.8	9,216.4
Total short-term debt	36.4	82.2
Total current liabilities	3,733.3	3,816.0
Long-term debt	1,560.5	1,517.9
Shareholders’ equity	3,177.7	3,125.2

SELECTED CASH FLOW ITEMS

($ in millions)

SIX MONTHS ENDED JUNE 30	2017	2016
Cash provided by operating activities	$427.9	$90.5

Investing activities
Net (purchases) sales and maturities of marketable securities	(70.4)	129.6
Capital expenditures	(141.6)	(107.3)
Proceeds from disposal of property, plant and equipment	27.9	39.0
Investments in partnerships and joint ventures	(191.1)	(400.7)
Acquisitions, net of cash acquired	—	(240.7)
Other items	2.6	7.1
Cash utilized by investing activities	(372.6)	(573.0)

Financing activities
Repurchase of common stock	—	(9.7)
Dividends paid	(59.3)	(59.3)
Proceeds from issuance of 1.75% Senior Notes	—	553.0
Debt issuance costs	—	(3.5)
Repayment of Stork Notes and other borrowings	—	(332.5)
Borrowings under revolving lines of credit	—	883.8
Repayment of borrowings under revolving lines of credit	(53.5)	(851.6)
Distributions paid to noncontrolling interests, net of capital contributions	(17.0)	(16.3)
Other Items	6.7	4.5
Cash provided (utilized) by financing activities	(123.1)	168.4

Effect of exchange rate changes on cash	37.2	(8.7)

Decrease in cash and cash equivalents	$(30.6)	$(322.8)

Depreciation	$101.9	$101.4

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED JUNE 30	2017		2016

Energy, Chemicals & Mining	$860	27%	$1,173	18%
Industrial, Infrastructure & Power	672	21%	3,354	52%
Government	1,109	35%	1,241	19%
Diversified Services	554	17%	664	11%
Total new awards	$3,195	100%	$6,432	100%

SIX MONTHS ENDED JUNE 30	2017		2016

Energy, Chemicals & Mining	$1,677	31%	$1,752	16%
Industrial, Infrastructure & Power	1,448	26%	4,786	43%
Government	1,282	23%	3,506	31%
Diversified Services	1,101	20%	1,069	10%
Total new awards	$5,508	100%	$11,113	100%

BACKLOG TRENDS

($ in millions)

AS OF JUNE 30	2017		2016

Energy, Chemicals & Mining	$19,213	51%	$25,118	53%
Industrial, Infrastructure & Power	11,368	30%	12,694	27%
Government	4,099	11%	5,816	12%
Diversified Services	2,890	8%	3,694	8%
Total backlog	$37,570	100%	$47,322	100%

United States	$17,936	48%	$21,517	45%
The Americas (excluding the United States)	2,956	8%	8,849	19%
Europe, Africa and the Middle East	15,278	40%	14,469	31%
Asia Pacific (including Australia)	1,400	4%	2,487	5%
Total backlog	$37,570	100%	$47,322	100%